QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Orchard Partners, Inc.
339 Main Street
Concord, MA 01742
Office: (978) 369-8200
Fax: (978) 369-6911

June 18, 2007

Re: Valuation Appraisal of BladeLogic, Inc.

        We hereby consent to the use of our firm's name in the Form S-1 of BladeLogic, Inc., and all amendments thereto (the "Form S-1"). We further consent to the quotation or summarization of our valuation reports and to the reference to our firm under the heading "Experts" in the prospectus in the Form S-1 to be filed with the Securities and Exchange Commission. By giving such consent, Orchard Partners, Inc. does not thereby admit that it is an expert with respect to any part of Form S-1 in the meaning of the term "expert" as used in, or that Orchard Partners, Inc. comes within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Orchard Partners, Inc.
ORCHARD PARTNERS, INC.

QuickLinks

Orchard Partners, Inc. 339 Main Street Concord, MA 01742 Office: (978) 369-8200 Fax: (978) 369-6911